Exhibit (a)(1)(N)
                                                              -----------------

FOR IMMEDIATE RELEASE               CONTACT: Ellen Beth Van Buskirk
                                             L'OREAL USA, INC.
                                             (212) 984-4528
                                             www.lorealusa.com



                L'OREAL USA EXTENDS TENDER OFFER FOR CARSON, INC.
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                      NEW EXPIRATION DATE IS JULY 31, 2000
                      ------------------------------------

NEW YORK (July 26, 2000) - L'Oreal USA, Inc., formerly known as Cosmair, Inc.,

announced today that it has extended the expiration date for its cash tender offer for all outstanding Class A common stock of Carson, Inc. (NYSE: CIC), at

$5.20 net per share. The new expiration date is Monday, July 31, 2000 at 5:00

p.m. EST.


As of the close of business on Tuesday, July 25, approximately 8.9 million shares of Carson's Class A common stock had been tendered representing approximately 53 percent of the outstanding Carson common stock on a fully diluted basis.


L'Oreal USA is in active discussions with the Department of Justice seeking to resolve the concerns they have raised.


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